Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

3rd QUARTER RESULTS

NOVEMBER 10, 2011

November 10, 2011 — Chula Vista, California — First PacTrust Bancorp, Inc. (“Bancorp” or the “Company”) (Nasdaq: BANC), the holding company for Pacific Trust Bank (“the Bank”), announced today results for the third quarter of 2011. The Company earned net income of $0.6 million and net income to common of $0.5 million for the quarter ending September 31, 2011. Core earnings1 for the quarter stood $1.1 million or $0.10 per share of common stock, which excludes $0.5 million of non-core transaction related expenses, on an after tax basis, including change of control payments and professional fees related to acquisition activity. The Company experienced a reduction in the level of non-performing loans, net of specific valuation allowances, of $5.9 million or 41.4%, to $8.3 million or 1.19% of total gross loans at September 30, 2011. Classified loans fell to $29.8 million, a decline of 16.2%. Meanwhile, third quarter 2011 pre-tax pre-provision income, adjusted for OREO charges1, increased to $3.3 million from $2.8 million, linked quarters, driven primarily by a $24 million increase the Bank’s loan portfolio, a $26 million increase in the Bank’s total deposits and a five basis point expansion in the Bank’s net interest margin.

“I am proud of the tremendous steps we have made to grow the business while continuing to deliver positive net income and a secure, growing dividend. We continue to make solid progress in building a high quality community banking franchise and producing sustainable core earnings. I am particularly proud of the significant progress we have made cleaning up our existing loan portfolio while increasing our origination volumes and deposit franchise,” said Greg Mitchell, Bancorp President and CEO.

THIRD QUARTER 2011 HIGHLIGHTS:

Earnings Fundamentals

Bancorp reported net income of $0.6 million and net income available to common shareholders of $0.5 million for the quarter ending September 30, 2011. Earnings per common share was $0.04. Pre-tax-pre-provision profit1 of $3.3 million, compared to linked quarter profit of $2.8 million, adjusted for OREO valuation allowances and losses on sale of OREO.

Bancorp’s subsidiary, Pacific Trust Bank, earned net income of $1.6 million for the third quarter, or 0.72% of average assets on an annualized basis. The Bank remained well-capitalized reporting third quarter Tier-1, Tier-1 Risk Based and Total Risk-Based capital ratios of 14.33%, 19.68% and 20.73% as of September 30, 2011, respectively.

Bancorp’s net interest margin increased five basis points from 3.56% for the quarter ending June 30, 2011, to 3.61% for the quarter ended September 30, 2011. The Bank’s cost of funds fell twelve basis points from 0.88% for the quarter ending June 30, 2011 to 0.76% for the quarter ending September 30, 2011. The cost of deposits improved by three basis points (4.1%) falling from 0.74% for the quarter ending June 30, 2011 to 0.71% for the quarter ending September 30, 2011. The improvement in cost of funds was offset by a twelve basis point reduction in the average yield on the Bank’s earnings assets principally due to the decline of 0.87% in the yield on securities from 5.37% during the second quarter 2011 to 4.50% during the third quarter 2011. Notably, the Company experienced a five basis point increase in loan yields from 4.52% for the quarter ending June 30, 2011 to 4.57% for the quarter ending September 30, 2011. This expansion was due largely to higher levels of interest income from new lending initiatives which began funding during the second quarter 2011, as well as the conversion of non-earning assets and recovery of previously reversed interest income on loans that were delinquent more than 90 days. During the quarter, the Bank added $824 thousand to its provision for loan losses largely related to increased volume of loans and the establishment of additional specific allowance allocations for performing TDRs and other impaired loans.

Third quarter 2011 earnings were impacted by (1) $244 thousand in change-in-control payments related to the 2010 Private Placement, (2) $475 thousand in professional fees associated with acquisitions and other non-core activities; and (3) $1,434 thousand in OREO related charges and valuation allowances.

Asset Quality:

•	Non-performing loans decreased by $5.9 million or 41.4%, to $8.3 million as of September 30, 2011 from $14.2 million as of June 30, 2011, or 1.2% and 2.1% of gross loans, respectively.

[1]	- See Section on Non-GAAP Financial Information

•	Total classified loans, defined as loans rated Loss, Doubtful or Substandard, decreased by $5.7 million, or 16.1%, from $35.5 million as of June 30, 2011, to $29.8 million as of September 30, 2011.

•

Loans delinquent 60 - 89 days decreased $1.4 million during the three months ended September 30, 2011, and declined by $7.3 million, or 73.6%, from $9.9 million as of December 31, 2010 to $2.6 million as of September 30, 2011.

•	OREO increased $5.5 million to $20.6 million as of September 30, 2011 when compared to $15.0 million as of June 30, 2011, or 2.2% and 1.7% of total assets, respectively.

•	Total nonperforming assets remained at 3.1% of total assets as of September 30, 2011.

•

The allowance for loan losses increased from $8.4 million, or 1.2% of loans as of June 30, 2011, to $9.0 million, or 1.3% of loans, as of September 30, 2011. The increase in the allowance resulted largely from increased loan production and the establishment of additional specific allowance allocations for performing TDRs and other impaired loans.

Balance sheet and liquidity:

•	Total assets increased by $46.7 million (5.3%) for the three month period ended September 30, 2011.

•

Loans, net of allowance, totaled $696 million at September 30, 2011, compared to $672 million at June 30, 2011. Loan originations during the third quarter of 2011 increased to $68.7 million compared to $31.9 million in the second quarter of 2011 as the Bank saw increased production volume from its commercial real estate and residential lending programs during the third quarter. The average note rate on loans funded in the third quarter was 5.14%.

•	Securities available-for-sale at September 30, 2011 totaled $64.9 million compared to $74.6 million at June 30, 2011.

•

Total deposits were $711.6 million as of September 30, 2011. Total deposit balances grew by $25.7 million (3.7%) for the three month period ended September 30, 2011. The opening of the La Jolla and San Marcos branches accounted for approximately $15 million of growth during the third quarter.

•

The Bank opened its newest branch in Century City, CA on October 20, 2011. The Bank expects to open a Santa Monica, CA branch in early 2012. The Bank also signed a lease for a branch in Tustin, CA, which is anticipated to open in early 2012.

Dividend:

•	Bancorp increased its quarterly dividend to $0.115 per share, its fourth consecutive quarterly dividend increase.

Other Events

•

On July 27, 2011, the Company announced that the underwriters of the registrant’s public offering of voting common stock partially exercised their overallotment option, resulting in the issuance of an additional 35,000 shares.

•	On August 30, 2011, Bancorp announced that it received an investment of $32.0 million in its preferred stock from the U.S. Treasury Department under the Small Business Lending Fund.

•	On August 30, 2011, the Company announced that it has entered into an agreement to acquire Beach Business Bank.

•	On September 28, 2011, the Company announced a change in its NASDAQ ticker symbol to “BANC” effective October 3, 2011.

•	On September 28, 2011, the Company announced the retirement of James Sheehy triggering a change in control payment of $244,534 and the appointment of Richard Herrin as successor Corporate Secretary.

CONFERENCE CALL INFORMATION

First PacTrust Bancorp, Inc. will host an earnings conference call at 10:00 a.m. PST (1:00 p.m. EST) on November 10, 2011, to discuss third quarter 2011 results as well as other matters. To access the conference call, please dial (866) 509-2785. The related presentation slides in PDF format will be available in the Annual Reports & Presentations section of the Company’s Investor Relations Web site at www.firstpactrustbancorp.com.

For those unable to participate in the conference call, a recording of the call will be archived on the investor relations page of First PacTrust Bancorp’s website at www.firstpactrustbancorp.com for 90 days following the presentation.

First PacTrust Bancorp, Inc. is the parent holding company of Pacific Trust Bank and is headquartered in Chula Vista, California. Pacific Trust Bank provides a full range of banking products and services designed for small- to mid-sized businesses and their owners, real estate professionals and individuals interested in a comprehensive relationship with their financial institution.

        Pacific Trust Bank began operations in 1941 and has since grown to $909 million assets as of September 30, 2011. The financial institution is now the largest federally chartered community bank headquartered in San Diego County, currently with 12 offices primarily serving San Diego, Riverside and Los Angeles counties. The Bank provides customers with the convenience of banking at more than 4,400 branch locations throughout the United States as part of the CU Services Network and 28,000 fee-free ATM locations through the CO-OP ATM Network

Additional information concerning First PacTrust Bancorp, Inc. can be accessed at www.firstpactrustbancorp.com.

Non-GAAP Financial Information:

This presentation contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include pre-tax pre-provision income and core earnings.

Pre-tax pre-provision profit is total revenue less non-interest expense and pre-tax pre-provision profit , adjusted for OREO charges, is total revenue less non-interest expense plus OREO-valuation allowance plus loss on sale of OREO. Management believes that these two additional non-GAAP financial measures are useful because it enables investors and other to assess the Company’s ability to generate capital to cover losses through a credit cycle. Management also believes that core earnings is a useful measure of assessing our operating performance.

Reconciliations of the non-GAAP measures to the comparable GAAP measures are provided below.

The following table presents a reconciliation of core earnings to net income (dollars in thousands):

9/30/11
Net income	$644
Add: Non-core change of control payment (net of tax)	155
Add: Non-core professional service & other expense (net of tax)	302

Core earnings	$1,101
Less: Preferred dividend	138

Core earnings to common	$963

The following table presents a reconciliation of pre-tax pre-provision income to net income (dollars in thousands):

	6/30/2011	9/30/2011
Net income	$1,549	$644
Add: Income tax expense (benefit)	644	368
Add: Provision for loan losses	451	823

Pre-tax pre-provision income	$2,644	$1,835
Add: OREO-valuation allowance	137	1,329
Add: Loss on sale of OREO	51	105

Pre-tax pre-provision income, adjusted for OREO charges	$2,832	$3,269

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

SELECTED DETAIL ON CHANGES IN LOAN QUALITY AND RISK

Non-performing Loans. The following table is a summary of our nonperforming assets, net of specific valuation allowances. This table does not include all loans on nonaccrual or loans past due over 90 days that are on accrual. The information presented is for September 30, 2011 and December 31, 2010 (dollars in thousands):

	At December 31, 2010	Increases(2)	Decreases(3)	At Sept 30, 2011
Nonperforming loans(1)
Commercial:
Commercial and industrial	$—	$485	$(485)	$—
Real estate mortgage	—	—	—	—
Multi-family	—	3,677	(3,677)	—
Real estate construction	—	—	—	—
Land	7,581	2,876	(8,550)	1,907
Consumer:
Real estate 1-4 family first mortgage and green	12,330	19,065	(24,965)	6,430
Real estate 1-4 family junior lien mortgage and green	—	66	(66)	—
Other revolving credit and installment	2	1,112	(1,109)	5

Total nonperforming loans	$19,913	$27,281	$(38,852)	$8,342
Other real estate owned	$6,562	$20,808	$(6,819)	$20,551

Total nonperforming assets	$26,475	$48,089	$(45,671)	$28,893

Ratios
Nonperforming loans, net of specific valuation allowances, to total gross loans	2.88%			1.19%
Nonperforming assets, net of specific valuation allowances, to total assets	3.07%			3.11%

(1)	The Company ceases accruing interest, and therefore classifies as nonperforming, any loan as to which principal or interest has been in default for a period of greater than 90 days, or if repayment in full of interest or principal is not expected. Nonperforming loans exclude loans that have been restructured and remain on accruing status. At September 30, 2011, net nonperforming loans totaled $8.3 million, net of specific valuation allowances of $808 thousand. At December 31, 2010, net nonperforming loans totaled $19.9 million, net of specific valuation allowances of $1.2 million.
(2)	Increases in nonperforming loans are attributable to loans where we have discontinued the accrual of interest at some point during the period ended September 30, 2011. Increases in other real estate owned represent the value of properties that have been foreclosed upon during the period ended September 30, 2011.
(3)	Decreases in nonperforming loans are primarily attributable to payments we have collected from borrowers, charge-offs of recorded balances and transfers of balances to real estate owned during the nine months ended September 30, 2011. Decreases in other real estate owned represent either the sale, disposition or valuation adjustment on properties which had previously been foreclosed upon.

Troubled Debt Restructured Loans (TDRs). As of September 30, 2011, the Company had 27 loans with an aggregate balance of $17.0 million, net of specific valuation allowances, classified as TDR compared to $23.1 million at December 31, 2010. Specific valuation allowances totaling $1 million (net of $201 thousand previously charged off) have been established for these loans as of September 30, 2011 compared to $3.1 million at December 31, 2010. When a loan becomes a TDR the Company ceases accruing interest, recognizes principal and interest payments on a cash basis and classifies it as non-accrual until the borrower has made at least six consecutive payments and in certain instances twelve consecutive payments under the modified terms. Of the 27 loans classified as TDR, 19 loans totaling $10.6 million are performing under their modified terms (defined as less than 30 days delinquent). Of the performing TDRs, $10 million have been paying as agreed for more than six months and are on accrual status while $489 thousand are performing and earning interest on a cash basis but are classified non-accrual because the borrower has yet to make six consecutive payments under the modified agreement. Six TDR loans with an aggregate balance of $2.4 million are past due (defined as over 90 days delinquent). Past due TDR loans consist of one land loan with an aggregate balance of $333 thousand and four real estate one-to four- family first mortgage loans totaling $2.1 million. These loans will either return to a performing TDR status or move through the Bank’s normal collection process for non-performing loans. In addition, the Bank has two TDR with an aggregate balance of $3.8 million that were recently modified and have yet to make a payment under their restructure.

The following table presents the seasoning of the Bank’s performing restructured loans, their effective balance (principal balance minus specific valuation allowances charged-off), and their weighted average interest rates (dollars in thousands):

Performing Restructured Loans As of September 30, 2011
Payments	# of Loans	Book Value	Average Loan Size	Weighted Average Interest Rate
	(Dollars in Thousands)
1 Payment	—	$—	$—	—
2 Payments	—	—	—	—
3 Payments	1	489	489	4.35%
4 Payments	—	—	—	—
5 Payments	—	—	—	—
6 Payments	—	—	—	—
7 Payments	—	—	—	—
8 Payments	—	—	—	—
9 Payments	—	—	—	—
10 Payments	1	2,134	2,134	4.50
11 Payments	1	278	278	5.12
12 Payments	16	7,676	479	5.57

Total	19	$10,577	$557	5.20%

FIRST PACTRUST BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands except share and per share data)

(unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Cash and due from banks	$5,556	$5,371
Interest-bearing deposits	69,544	53,729

Total cash and cash equivalents	75,100	59,100
Securities available-for sale	64,926	64,790
Federal Home Loan Bank stock, at cost	7,310	8,323
Loans, net of allowance of $8,993 at September 30, 2011 and $14,637 at December 31, 2010	695,740	678,175
Accrued interest receivable	3,220	3,531
Real estate owned, net	20,551	6,562
Premises and equipment, net	9,385	6,344
Bank owned life insurance investment	18,372	18,151
Prepaid FDIC assessment	2,603	3,521
Other assets	31,770	13,124

Total assets	$928,977	$861,621

LIABILITIES
Deposits:
Noninterest-bearing	$20,934	$15,171
Interest-bearing	49,242	44,860
Money market accounts	87,029	89,708
Savings accounts	135,836	124,620
Certificate of deposit	418,568	371,949

Total deposits	711,609	646,308
Advances from Federal Home Loan Bank	20,000	75,000
Accrued expenses and other liabilities	5,880	4,304

Total liabilities	737,489	725,612
Commitments and contingent liabilities	—	—

SHAREHOLDERS’ EQUITY
Preferred stock, $.01 par value per share, $1,000 per share liquidation preference, 50,000,000 shares authorized; 32,000 shares issued and outstanding at September 30, 2011; None issued or outstanding at December 31, 2010	—	—
Common stock, $0.1 per value per share, 196,863,844 shares authorized; 11,715,595 shares issued and 10,552,205 shares outstanding at September 30, 2011; 9,863,390 shares issued and 8,693,228 shares outstanding at December 31, 2010 outstanding at December 31, 2010	117	99
Class B non-voting, non-convertible Common stock, $.01 par value per share, 3,136,156 shares authorized; 1,044,065 shares issued and outstanding at September 30, 2011 and 1,036,156 shares issued and outstanding at December 31, 2010	10	10
Additional paid-in capital	178,754	119,998
Additional paid-in-capital warrants	3,172	3,172
Retained earnings	35,065	35,773
Treasury stock, at cost (September 30, 2011 – 1,163,390 shares, December 31, 2010 – 1,170,162 shares)	(24,986)	(25,135)
Unearned Employee Stock Ownership Plan (ESOP) shares (September 30, 2011 – 10,580 shares, December 31, 2010 – 42,320 shares)	(127)	(507)
Accumulated other comprehensive income (loss)	(517)	2,599

Total shareholders’ equity	191,488	136,009

Total liabilities and shareholders’ equity	$928,977	$861,621

FIRST PACTRUST BANCORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30, 2011		Nine Months Ended September 30, 2010
	2011	2010	2011	2010
Interest and dividend income:
Loans, including fees	$7,757	$9,164	$22,936	$26,967
Securities:	1,017	1,410	3,263	4,026
Dividends and other interest-earning assets	49	64	155	153

Total interest and dividend income	8,823	10,638	26,354	31,146

Interest expense:
Savings	95	186	283	673
NOW	18	24	50	87
Money Market	62	138	189	482
Certificates of deposit	1,072	1,559	3,225	5,116
Federal Home Loan Bank advances	92	592	960	2,285

Total interest expense	1,339	2,499	4,707	8,643

Net interest income	7,484	8,139	21,647	22,503
Provision for loans losses	823	781	1,274	8,629

Net interest income after provision for loan losses	6 ,661	7,358	20,373	13,874
Noninterest income:
Customer services fees	396	336	1,107	995
Mortgage loan prepayment penalties	54	—	80	—
Income from bank owned life insurance	77	57	221	165
Net gain on sale of securities	1,450	—	2,887	—
Other	35	61	119	25

Total noninterest income	2,012	454	4,414	1,185

Noninterest expense:
Salaries and employee benefits	3,251	1,614	9,488	4,778
Occupancy and equipment	730	437	1,926	1,386
Advertising	71	67	182	227
Professional fees	667	238	1,416	547
Stationary paper, supplies, and postage	105	86	336	266
Data processing	356	289	972	858
ATM costs	81	74	223	224
FDIC expense	222	391	997	1,172
Loan serving and foreclosure	327	150	783	916
Operating loss on equity and investment	79	82	235	254
OREO-valuation allowance	1,329	386	1,887	1,414
Loss on sale of OREO	105	(259)	924	61
Other general and administrative	338	291	1,107	927

Total noninterest expense	7,661	3,846	20,476	13,030

Income before income taxes	1,012	3,966	4,311	2,029
Income tax expense/(benefit)	368	934	1,425	580

Income	$644	$3,032	$2 ,886	$1,449

Preferred stock dividends	$138	$251	$138	$753

Net income available to common stockholders	$506	$2,781	$2 ,748	$696

Basic earnings per share	$0.04	$0.66	$0.27	$0.17

Diluted earnings per share	$0.04	$0.66	$0.27	$0.17

FIRST PACTRUST BANCORP, INC.

ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS

(Dollars in thousands)

	3 months ended September 30, 2011			3 months ended September 30, 2010
(dollars in thousands)	Average Balances	Interest	Annualized Average Rates/ Yields	Average Balances	Interest	Annualized Average Rates/ Yields
Interest-earning assets:

Loans receivable (1)	$679,199	$7,757	4.57%	695,302	$9,164	5.27%
Securities	90,454	1,017	4.50%	67,577	1,410	8.35%
Other interest-earning assets	59,347	49	0.33%	44,715	64	0.57%

Total interest-earning assets	829,000	8,823	4.24%	807,594	10,638	5.28%
Non-interest earning assets	75,738			64,613

Total assets	$904,738			$872,207

Interest-bearing liabilities:

NOW	$65,582	18	0.11%	$58,044	24	0.17%
Money Market	86,722	62	0.29%	89,337	138	0.62%
Savings	134,589	95	0.28%	128,481	186	0.58%
Certificate of deposit	415,887	1,072	1.03%	410,394	1,559	1.52%
FHLB advances	20,326	92	1.81%	81,848	592	2.89%

Total interest-bearing liabilities	723,106	1,339	0.76%	768,104	2,499	1.32%

Non-interest-bearing liabilities	8,137			5,833

Total liabilities	731,243			773,937
Equity	173,495			98,270

Total liabilities and equity	$904,738			$872,207

Net interest/spread		$7,484	3.48%		$8,139	3.96%

Margin			3.61%			4.03%
Ratio of average interest-earning assets to average interest-bearing liabilities	114.64%			105.14%

(1)	Average balances of nonperforming loans are included in the above amounts.

FIRST PACTRUST BANCORP, INC.

ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS

(Dollars in thousands)

	9 months ended September 30, 2011			9 months ended September 30, 2010
(dollars in thousands)	Average Balances	Interest	Annualized Average Rates/ Yields	Average Balances	Interest	Annualized Average Rates/ Yields
Interest-earning assets:

Loans receivable (1)	$672,977	$22,936	4.54%	$716,945	$26,967	5.02%
Securities	78,963	3,263	5.51%	63,500	4,026	8.45%
Other interest-earning assets	51,085	155	0.40%	42,179	153	0.48%

Total interest-earning assets	803,025	26,354	4.37%	822,624	31,146	5.05%
Non-interest earning assets	67,474			62,065

Total assets	$870,499			$884,689

Interest-bearing liabilities:

NOW	$63,699	50	0.10%	$56,755	87	0.20%
Money Market	88,085	189	0.29%	86,977	482	0.74%
Savings	132,682	283	0.28%	125,244	673	0.72%
Certificate of deposit	382,560	3,225	1.12%	410,773	5,116	1.66%
FHLB advances	46,630	960	2.75%	101,136	2,285	3.01%

Total interest-bearing liabilities	713,656	4,707	0.88%	780,885	8,643	1.48%

Non-interest-bearing liabilities	7,483			5,219

Total liabilities	721,139			786,104
Equity	149,360			98,585

Total liabilities and equity	$870,499			$884,689

Net interest/spread		$21,647	3.49%		$22,503	3.57%

Margin			3.59%			3.65%
Ratio of average interest-earning assets to average interest-bearing liabilities	112.52%			105.35%

(1)	Average balances of nonperforming loans are included in the above amounts.

FIRST PACTRUST BANCORP, INC.

SELECTED QUARTERLY FINANCIAL DATA

(Amounts in thousands, except share and per share data)

	September 2011	June 2011	March 2011	December 2010	September 2010
Balance sheet data, at quarter end:
Total assets	$928,977	$882,266	$834,983	$861,621	$862,713
Total gross loans	703,454	678,777	680,720	690,988	704,701
Allowance for loan losses	(8,993)	(8,431)	(11,905)	(14,637)	(17,560)
Securities available for sale	64,926	74,613	73,689	64,790	71,194
Noninterest-bearing deposits	20,934	21,702	18,066	15,171	15,599
Total deposits	711,609	685,934	634,410	646,308	684,788
FHLB advances and other borrowings	20,000	30,000	60,000	75,000	75,000
Total shareholders’ equity	191,488	160,475	135,650	136,009	98,867

Balance sheet data, quarterly averages:
Total assets	$904,738	$851,038	$851,254	$872,567	$872,207
Total loans	679,199	665,516	672,491	685,890	695,302
Securities available for sale	90,454	74,585	70,073	63,830	67,577
Total interest earning assets	829,000	786,960	788,934	809,180	807,594
Total deposits	702,780	660,645	639,388	668,165	686,256
Advances from FHLB and other borrowings	20,326	48,737	68,750	75,000	81,848
Total shareholders’ equity	173,495	137,149	135,957	122,530	98,270

Statement of operations data, for the three months ended:
Interest income	$8,823	$8,582	$8,949	$9,798	$10,638
Interest expense	1,339	1,574	1,794	2,145	2,499

Net interest income	7,484	7,008	7,155	7,653	8,139
Provision for loan losses	823	451	—	328	781

Net interest income after provision for loan losses	6,661	6,557	7,155	7,325	7,358
Noninterest income	2,012	1,635	767	3,694	454
Noninterest expense	7,661	5,999	6,816	9,187	3,846

Income before income taxes	1,012	2,193	1,106	1,832	3,966
Income tax expense	368	644	413	456	934
Preferred dividends and accretion	138	—	—	207	251

Net income available to common stockholders	$506	$1,549	$693	$1,169	$2,781

Profitability and other ratios:
Return on avg. assets (1)	0.28%	0.73%	0.33%	0.63%	1.39%
Return on avg. equity (1)	1.48	4.52	2.04	4.49	12.34
Net interest margin (1)	3.61	3.56	3.63	3.78	4.03
Noninterest income to total revenue (2)	21.19	18.92	9.68	32.55	5.28
Noninterest income to avg. assets (1)	0.89	0.77	0.36	1.69	0.21
Noninterest exp. to avg. assets (1)	3.39	2.82	3.20	4.21	1.76
Efficiency ratio (3)	80.68	69.41	86.04	80.96	44.76
Avg. loans to average deposits	96.64	100.74	105.18	102.65	101.32
Securities available for sale to total assets	6.99	8.46	8.83	7.52	8.25
Average interest-earning assets to average interest-bearing liabilities	114.64%	110.94%	111.41%	108.88%	105.14%

Asset quality information and ratios:
Nonperforming assets (4):
Nonperforming loans	$8,342	$14,240	$27,618	$19,913	$21,972
Other real estate owned (OREO)	20,551	15,018	6,433	6,562	7,790

Totals	$28,893	$29,258	$34,051	$26,475	$29,762

Net loan charge-offs	$261	$3,924	$2,733	$3,251	$917
Allowance for loan losses to nonaccrual loans, net	82.38%	38.21%	38.75%	41.34%	46.03%

As a percentage of total loans:
Allowance for loan losses	1.28	1.24	1.75	2.12	2.49
Nonperforming assets to total loans and OREO	3.99	4.22	4.96	3.80	4.18
Nonperforming assets to total assets	3.11%	3.32%	4.08%	3.07%	3.45%

FIRST PACTRUST BANCORP, INC.

ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS

(Amounts in thousands, except share and per share data)

Interest rates and yields:
Loans	4.57%	4.52%	4.56%	4.94%	5.27%
Securities available for sale	4.50	5.37	7.10	7.12	8.35
Total earning assets	4.24	4.36	4.52	4.84	5.28
Total deposits, including non-interest bearing	0.71	0.74	0.80	0.94	1.12
FHLB advances and other borrowings	1.81	2.88	3.01	3.04	2.89
Total deposits and interest-bearing liabilities	0.76	0.88	1.00	1.16	1.32
Capital ratios:
Stockholders’ equity to total assets	20.6	18.2	16.3	15.8	11.5
Tier one risk-based (5)	19.7	16.0	16.0	14.9	12.9
Total risk-based (5)	20.7%	17.2%	17.3%	16.2%	14.2%

(dollars in thousands, except per share data)	September 2011	June 2011	March 2011	December 2010	September 2010
Per share data:
Basic earnings per common share	$0.04	$0.16	$0.07	$0.15	$0.66
Diluted earnings per common share	0.04	0.16	0.07	0.15	0.66
Book value per common share at quarter end (6)	13.76	13.93	13.94	13.98	18.79
Weighted avg. common shares — basic	11,542,752	9,753,153	9,661,447	7,826,916	4,202,533
Weighted avg. common shares — diluted	11,544,142	9,785,203	9,665,273	7,827,164	4,202,533
Common shares outstanding	11,596,270	11,520,067	9,729,066	9,729,384	4,243,884
Investor information:
Closing sales price	$11.33	$14.86	$15.91	$13.27	$10.70
High closing sales price during quarter	15.52	16.61	16.59	13.27	10.70
Low closing sales price during quarter	$10.37	$13.93	$13.53	$10.45	$7.21
Risk-weighted assets	662,472	621,339	613,827	641,205	651,918
Total assets per full-time equivalent employee	7,432	7,173	7,180	9,070	8,714
Annualized revenues per full-time equivalent employee	303.9	281.1	272.5	477.8	347.2
Number of employees (full-time equivalent)	125.0	123.0	116.3	95.0	99.0

(1)	Ratios are presented on an annualized basis.
(2)	Total revenue is equal to the sum of net interest income and noninterest income.
(3)	Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income
(4)	Balances are net of specific valuation allowances, and do not include all loans or nonaccrual or past due over 90 days and still on accrual.
(5)	Capital ratios are for Pacific Trust Bank and are defined as follows:

a.	Tier one risk-based — Tier one capital (pursuant to risk-based capital guidelines) as a percentage of total risk- weighted assets.

b.	Total risk-based — Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.

(6)	Book value per share computed by dividing total stockholders’ equity less TARP and/or SBLF related equity (if applicable) by common shares outstanding, net of treasury shares.